SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

__________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) of the
SECURITIES EXCHANGE ACT OF 1934

February 5, 2007

SENSOR SYSTEM SOLUTIONS, INC.
(Exact Name of Registrant as Specified in Charter)

Nevada	0-024828	98-0226032
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

45 Parker Avenue, Suite A, Irvine, California	92618
(Address of principal executive offices)	(Zip code)
(949) 855-6688
Registrant’s telephone number, including area code:

Not Applicable
(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act  (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal
Officers.

Effective February 5, 2007, Mr. Hanlin Chen resigned as a Director of Sensor System Solutions, Inc. The Company has commenced a search to find one or more directors to replace Mr. Chen.

Item 8.01 Other Events.

On September 14, 2006, the Company was evicted from its facility by its landlord, the Irvine Company, as disclosed in a previous 8K. Two engineers turned in their resignation on the same day, one clerk quit during this shut-down period. The accountant was on maternity leave when this happened. She decided to continue work for the Company as a contractor until the company’s funding was secured. The Company was able to get some money to keep these two engineers available until future funding was secured.

On November 9, 2006, the Company obtained a $255,000 convertible debenture from Cornell Capital. On November 10, 2006, a settlement with the landlord was reached that called for a payment of $100,000 on November 14, 2006 and a second payment of $79,040 on December 15, 2006. This convertible debenture allowed the Company to pay the first $100,000 and other immediate obligation. However, future funding would be required to pay for the second payment.

On November 20, 2006, some of the Company’s staff moved back to resume limited operation. Due to the uncertainty of the additional funding required to meet its second payment obligation, most of the staff decided to sit out and wait. Production manager changed his status from a full-time employee to a contractor. Office Manager remained on the payroll and CEO remained to work without pay.

On December 15, 2006, the Company notified all employees that severance checks would be mailed out to terminate all employment except the Office Manager after realizing that it would no have funding to meet the second payment obligation. The Office Manager stayed to update all records for the Company.

On January 22, 2007, the Company was evicted from its facility again by its landlord due default in the second payment. This was disclosed in a previous 8K. All equipment and inventory were taken over and would be auctioned off by the landlord. The Company virtually has lost all its contracts and accounts due to lack of facility, equipment, and staff. The Company has incurred a lot of liabilities and is not in operation at current time.

Item 9.01. Financial Statements and Exhibits.

(a) Not applicable
(b) Not applicable
(c) Not applicable

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 8, 2007	Sensor System Solutions, Inc.

By: /s/ Michael Young
Name: Michael Young
Title: Chief Executive Officer